THE LINDE GROUP

Arbeitsfassung 28.11.2012
Stand 18.11.2013 R+

AGREEMENT

Relating to Occupational Pensions under the
Employer-Funded Linde Pension Plan
(Pension Promise)

By and between Linde Aktiengesellschaft
- hereinafter referred to as the "Company" for short -

represented by the Supervisory Board,

and

Mr/Ms ...., born on ....
- hereinafter referred to as the "Contractual Partner" -

Contents

Recitals
To comply with and concretise the Company's promise made in section 13 of the employment agreement of [____], the Company and the Contractual Partner are agreeing benefits under an employer-funded, defined-contribution occupational pension scheme pursuant to the principles of the Linde Pension Plan for members of the Management Board.
The details shall be governed by the subsequent provisions.

Section 1
Pension benefits

(1) The following pension benefits are granted:
a) Retirement capital
b) Premature retirement capital
c) Disability capital
d) Death capital

In lieu of a capital payment (in a lump sum or instalments), an annuity will be paid in the cases a) to c) if the Contractual Partner has requested this form of payment in accordance with section 10 para. 4.

(2) There is a legal claim to the respective guaranteed benefit that is levelled directly against the Company.

Section 2
Pension contribution

(1) During the contribution period (section 2 para. 4), the Company will annually provide a pension contribution to the pension account for the Contractual Partner. For each calendar year (contribution year), the provision will occur on 31 December, for the first time on 31 December xxxx; but for the contribution year in which the employment relationship terminates, the provision will occur at the end of the month when the employment relationship terminates.

(2) The annual pension contribution amounts to

- 45% of the pensionable income (section 2 para. 3).

The annual pension contribution pursuant to sentence 1 will be reduced by 1/12 of its amount for each commenced month in which the employment relationship did not exist or was suspended without remuneration in the contribution year.

The pension contribution will be commercially rounded to full EUR amounts.

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(3) The pensionable income is the contractually agreed base compensation in accordance with section XY of the employment agreement.

(4) The contribution period commences on 01.xx.xxxx and ends at the end of the month when the employment relationship (appointment as member of the Executive Board) terminates.

Section 3
Pension account; capital investment

(1) The pension contribution will be credited to a pension account.

(2) The Company may decide on the investment of pension contributions at its own discretion (investment company; form of investment) in accordance with the respective trust agreements concluded with Vorsorge Aktiv Fonds e.V. The Company is envisioning (investment) fund-based capital investment.

(3) The Contractual Partner is not the owner of the pension account or the investment fund units attributable to this account.

Section 4
General eligibility requirements; amount of the pension benefits

(1) The claim to the pension benefits requires that the Contractual Partner was in an employment relationship with the Company when the pensionable event occurred, left the Company's service after the pensionable event occurred and fulfils the specific eligibility requirements for the individual pension benefits.

(2) The amount of the pension benefits depends on the pension contributions paid into the Contractual Partner's pension account. Each pension contribution paid in will be converted into a capital component (respective guaranteed pension benefit), based on a guaranteed interest rate of 3%, through multiplication by the commutation factor applicable to the relevant age in accordance with the **Attachment**. The total of the individual capital components gives the guaranteed pension benefit for disability, death and retirement. The age relevant to the applicable commutation factor is deemed to be the difference between the calendar year in which the pension contribution is paid into the pension account and the Contractual Partner's year of birth.

(3) If the value of the investment fund units attributable to the Contractual Partner's pension account at the time when the pension capital is calculated in accordance with section 10 para. 1 exceeds the guaranteed pension benefit (differential

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amount), the Contractual Partner will receive this differential amount from the Company as an additional voluntary pension benefit unless otherwise determined by the Company at payment. There is no legal claim to the payment of such differential amount.

(4) In the first half of each calendar year, the Contractual Partner will receive a non-binding statement for the preceding calendar year, which, on the one hand, shows the current amount of the guaranteed pension benefit in accordance with section 4 para. 2 and, on the other, notifies the Contractual Partner of the value of the investment fund units attributable to the individual pension account as per December of the preceding calendar year. In this context the prospect will be raised of the differential amount pursuant to section 4 para. 3 being paid as an additional benefit, to which the Contractual Partner has no legal claim.

(5) If the Contractual Partner leaves the Company's service before a pensionable event has occurred, the pension benefits will be governed by the provisions of section 9. The termination of the employment relationship, rather than the termination of the appointment, shall be relevant to the departure from the Company's service.

Section 5
Retirement capital

The Contractual Partner will be entitled to retirement capital if he/she leaves the Company's service after attainment of age 65 (retirement age).

Section 6
Premature retirement capital

(1) The Contractual Partner will be entitled to premature retirement capital if he/she leaves the Company's service after attainment of age 62 and draws a pension out of the statutory pension insurance or a corresponding pension scheme in the form of a full pension. The request must be submitted no later than one month prior to the planned departure.

(2) The guaranteed benefit in accordance with section 4 para. 2 will in this case be discounted by 0.25% for each full month by which the Contractual Partner draws the retirement capital prematurely.

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Section 7
Disability capital

(1) If the Contractual Partner leaves the Company's service on grounds of permanent incapacity to work due to illness or physical or mental frailty before having fulfilled the requirements set out in section 5 or section 6, the Contractual Partner will be entitled to disability capital.

(2) If, in the case of section 7 para. 1, there is disagreement between the Company and the Contractual Partner about whether the eligibility requirements are met, the disability in the sense of permanent, full incapacity to work shall be proven by means of a medical opinion. Such opinion shall be issued jointly by two physicians, one of whom must be designated by the Company, the other by the Contractual Partner. If the two physicians fail to agree within a period of two months after their designation, a third physician shall be consulted, who will be designated by the state medical chamber at the Company's domicile; in this case the decision will be made by majority.

Section 8
Death capital

(1) If the Contractual Partner dies before having drawn retirement capital, premature retirement capital, disability capital or a pension annuity in accordance with section 10 para. 2, the spouse living in a valid marriage with the Contractual Partner, or the partner living in a valid registered partnership pursuant to section 1 of the German Law on Registered Partnerships (LPartG) with the Contractual Partner, at the time of the Contractual Partner's death will receive a lump-sum death capital.

(2) If there is no spouse/partner, the Contractual Partner's (biological, adopted) children pursuant to section 32 para. 3, para. 4 sentence 1 no. 1-3, para. 5 of the German Income Tax Act (EStG) who exist at the time of the Contractual Partner's death will receive the death capital as joint and several creditors. Payment made to one creditor will also be effective vis-à-vis the remaining joint and several creditors.

Section 9
Premature departure (vesting)

(1) If the employment relationship ends before a pensionable event in accordance with sections 5 to 8 has occurred and the vesting requirements set forth in section 1b para. 1 of the German Occupational Pension Plan Act (BetrAVG) have not been met, the entitlement to the occupational pension benefits out of the pension account will be

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extinguished. Any amounts credited by that point in time will become forfeited and the pension account will be deleted.

(2) If the employment relationship ends before a pensionable event in accordance with sections 5 to 8 has occurred and the statutory vesting requirements have been met, the entitlement to the occupational pension benefits out of the pension account will be retained. In application of section 2 para. 5a of the BetrAVG, the amount of the claim upon the occurrence of the pensionable event will be determined according to the balance of the Linde pension account attained by the end of the employment relationship.

The consequence is that even in this case at least the guaranteed interest in accordance with section 4 para. 2 will be granted.

The supplementary risk benefit (section 10 para. 1 sentence 4) will be maintained on a pro-rata basis in application of section 2 para. 1 of the BetrAVG.

(3) If the value of the investment fund units attributable to the Contractual Partner's pension account at the time when the pension capital is calculated in accordance with section 10 para. 1 exceeds the guaranteed pension benefit (differential amount), the Contractual Partner will receive this differential amount from the Company as an additional voluntary pension benefit, unless otherwise determined by the Company at payment. The valuation will be based on the stock exchange closing price on the last trading day of the month following the occurrence of the pensionable event. There is no legal claim to such differential amount. Any losses in value which may arise if there is a delay in the Contractual Partner's calling the benefit after the occurrence of the pensionable event shall be at the expense of the Contractual Partner.

Section 10
Payment modalities; supplementary risk benefit

(1) The claim to payment of the pension benefits is created with the occurrence of the pensionable event in the amount of the pension capital. The amount of the pension capital corresponds to the guaranteed pension benefit, or, in case the Company wishes to grant the Contractual Partner the additional voluntary pension benefit equal to the differential amount pursuant to section 4 para. 3, the value of the investment fund units attributable to the Contractual Partner's pension account. The value of the investment fund units attributable to the Contractual Partner's pension account shall be determined by the price at the close of trading on the last trading day of the month following the occurrence of the pensionable event.

Upon the occurrence of a pensionable event in accordance with section 7 or section 8 after a minimum of three completed years of service on the Executive Board, the pension capital determined in accordance with sentences 1 to 3 will be additionally increased by the amount of the supplementary risk benefit. The supplementary risk benefit corresponds to the amount of the annual pension contribution last granted for the Contractual Partner (section 2 para. 2 and para. 3), multiplied by the number of full contribution years between the occurrence of the pensionable event and the attainment of age 65, but as a maximum by 10. In calculating the pension contribution last granted, the reduction in accordance with section 2 para. 2 will not be carried out.

(2) If, in accordance with this Pension Promise, the Contractual Partner selects an annuity pursuant to section 1 para. 1 in conjunction with section 10 para. 4, the pension capital calculated for the Contractual Partner in accordance with para. 1 upon the occurrence of the pensionable event, as present value of the pension, will be converted into a life-long pension annuity based on the Heubeck mortality tables, applicable at the time when the pensionable event occurred; the discount rate to be applied will be the interest rate last used for the valuation of the pension liability on the Company's commercial balance sheet when the pensionable event occurred. Furthermore, an annual adjustment of annuities in payment in an amount of 1% p.a. will be included and – if the Contractual Partner selects the inclusion of a widow's/widower's entitlement – the entitlement of the surviving spouse/partner to a widow's/widower's annuity in the amount of 60% of the Contracting Partner's annuity will be taken into account with individual assumptions.

The Contracting Partner's annuity will first be paid for the month following the determination of the value of the investment fund units (para. 1), in arrears and after deduction of any taxes, social security contributions and other levies and expenditures.

If the Contractual Partner dies as a recipient of an annuity, a surviving spouse/partner individually taken into account in the annuitisation of the pension capital will acquire a claim to a widow's/widower's annuity in the amount of 60% of the last annuity granted to the Contractual Partner.

Annuities in payment will be increased by 1% p.a. (section 16 para. 3 no. 1 of the BetrAVG) at the beginning of each year.

(3) If no annuity payment pursuant to section 10 para. 2 is requested, the pension capital determined in accordance with para. 1 upon the occurrence of the pensionable event will be paid out in a single sum on the last working day in January of the calendar year following the occurrence of the pensionable event, after deduction of any taxes, social security contributions and other levies and expenditures. /RL

Notwithstanding sentence 1, the Contractual Partner or the other beneficiaries may select payment in the form of 5 to 10 annual instalments in lieu of a lump sum.

To make payment in instalments, the pension capital determined in accordance with para. 1 upon the occurrence of the pensionable event will be divided into equal shares according to the requested number of instalments. Each share will be increased over the period from the due date of the first instalment until it becomes due and payable as an instalment, by 3% of the previously attained amount after every 12 months, or by a proportional amount after a period of less than 12 months. The first instalment will be due on the last working day in January of the calendar year following the occurrence of the pensionable event, and further instalments will be due on the last working day in January of the subsequent years. The Company may bring forward the due date of any outstanding instalments.

(4) A written request for the desired payment mode must be submitted to the Company no later than six months before the occurrence of the pensionable event for the retirement capital and premature retirement capital and no later than one month after the occurrence of the pensionable event for the disability capital and death capital.

Once exercised, such selection will be binding and may not be modified at a later date.

(5) Based on a separate agreement between the Company and the Contractual Partner, payment modalities that differ from those in section 10 para. 2 and para. 3 can be mutually agreed.

Section 11
Insolvency protection

(1) The Company will insure the pension entitlements with Pensions-Sicherungs-Verein (mutual insurance association) pursuant to the applicable statutory provisions.

(2) By involving a trustee, the Company will furthermore ensure that the Contractual Partner or the other beneficiaries are granted an additional contractual security interest in the pension benefits.

Section 12
Pledge, assignment and use as collateral, obligations

(1) The promised claims may not be assigned, used as collateral for loans, or pledged. Any assignment, use as collateral for loans, or pledge nonetheless initiated by the

Contractual Partner or the other beneficiary (or beneficiaries) shall be ineffective vis-à-vis the Company.

(2) The Company shall be provided with all information and documentation required in order to examine a benefit claim. In order to acquire a claim to the disability benefit, proof may be provided by presenting a pension statement issued by the carrier of the statutory pension scheme or the professional pension institution, or by presenting a corresponding examination and diagnosis by a public health officer; section 7 para. 2 shall remain unaffected.

(3) Those who have acquired a benefit claim have to designate to the Company a bank account for the payment, hand in any documents required for making any statutory deductions, cooperate as needed in other regards for the claim to be fulfilled, and provide any other information that is necessary or which the Company may deem relevant.

(4) If a benefit claim is acquired through the action of a third party, any damage claims that exist up to the amount of the benefit claim must be assigned to the Company. Such assignment may not be requested to the disadvantage of the Contractual Partner or his/her survivors.

Section 13
Reservations

(1) The Company reserves the right to amend the provisions governing the pension account, or curtail or discontinue the benefits out of the pension account, and alter e.g. the guaranteed interest pursuant to section 4 para. 2 if the circumstances prevailing at the effective date (section 15) have lastingly changed so substantially that the Company can no longer be reasonably expected to continue the full promised benefits even when the Contractual Partner's interests are objectively taken into account. In particular, the contributions can also be lowered and the benefits can also be curtailed or discontinued in accordance with the provisions of section 87 para. 2 of the German Stock Corporation Act (AktG) if the Company's situation deteriorates to such an extent that it would be inequitable for the Company to provide the contributions or benefits.

(2) If the Company is in future obliged by law or in another way to provide or finance additional or expanded occupational pension benefits, the contributions to be spent for this purpose (increased by any statutory levies where applicable) and the resulting benefits will be applied towards the contributions to the pension account and the benefits out of the pension account, respectively.

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(3) Entitlements or claims to benefits out of the pension account will be extinguished if the Contractual Partner or his/her surviving dependants act in a way that constitutes a gross breach of good faith vis-à-vis the Company.

(4) Should any provisions of this Pension Promise be or become legally invalid, this shall not affect the remaining provisions of this Pension Promise. The contractual parties are obliged to agree, in lieu of an invalid provision, a valid arrangement that approximates the financial purpose of the invalid provision as closely as possible. As long as such arrangement has not been made, the invalid provision shall be so reinterpreted, if possible, that the financial outcome pursued with it is achieved as far as possible.

Section 14
Data protection

In connection with the administration of the occupational pension scheme, an administrator engaged for the scheme will automatically process personal data it requires to perform its engagement. This administrator is bound by the provisions of the German Federal Data Protection Act (BDSG) and required to maintain data secrecy.

Section 15
Effective date

This Agreement becomes effective on xx.xx.xxxx.

..............., ...	........................., ...
(Place, date)	(Place, date)
....	....
Chairperson of the Supervisory Board	Contractual Partner

Attachment
Age-dependent commutation table for employer-funded benefits (effective from 01.01.2012) RF

Attachment:

Age-dependent commutation table for employer-funded benefits (effective from 01.01.2012)
3% interest

Age	Commutation factor	Age	Commutation factor
30	2.81390	50	1.55800
31	2.73190	51	1.51260
32	2.65230	52	1.46850
33	2.57510	53	1.42580
34	2.50010	54	1.38420
35	2.42730	55	1.34390
36	2.35660	56	1.30480
37	2.28790	57	1.26680
38	2.22130	58	1.22990
39	2.15660	59	1.19410
40	2.09380	60	1.15930
41	2.03280	61	1.12550
42	1.97360	62	1.09270
43	1.91610	63	1.06090
44	1.86030	64	1.03000
		65	1.00000
45	1.80610		
46	1.75350		
47	1.70240		
48	1.65280		
49	1.60470		